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Exhibit 2.k.7

RIGHTS AGENCY AGREEMENT

The Bank of New York
Reorganization Services
480 Washington Boulevard
Jersey City, NJ 07310

Ladies and Gentlemen:

        RIGHTS AGENCY AGREEMENT (the "Agreement"), dated as of March 28, 2008, between Gladstone Investment Corporation (the "Company"), incorporated under the laws of Delaware, and The Bank of New York, a New York banking corporation (the "Rights Agent").

        WHEREAS, the Company will grant to existing holders of shares of the Company's common stock ("Common Stock") that are registered on the books of the transfer agent, or their transferees (the "Holders") as of March 31, 2008 (the "Record Date"), the right to purchase additional Common Stock at the subscription price defined in the Prospectus (as defined below) (the "Rights Offer").

        WHEREAS, the Rights Offer is expected to be commenced on or about March 31, 2008. The Rights Offer will be made to each of the Holders by means of the prospectus dated March 31, 2008, and the prospectus supplements dated March 21, 2008 and March 31, 2008, and any amendments thereto (collectively, the "Prospectus"), which will be accompanied by a Subscription Form containing instructions with respect to the number of shares Common Stock that may be purchased, the method for subscribing and the delivery of payment (the "Subscription Form" or "Subscription Certificate"). The section of the Subscription Form entitled Exercise of Subscription Rights is to be used by the Holders to subscribe for additional Common Stock in the Rights Offer (the "Holder's Instructions").

        NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

ARTICLE I—APPOINTMENT OF THE RIGHTS AGENT

        The Company hereby appoints The Bank of New York as the Rights Agent of the Company in connection with the Rights Offer in accordance with the terms and conditions of this Agreement and The Bank of New York hereby accepts such appointment and agrees to be bound by the terms and conditions of this Agreement upon execution of this Agreement.

ARTICLE II—TERMS OF RIGHTS OFFER

        1.     The subscription period will commence on or about March 31, 2008 (the "Commencement Date") and will end on April 21, 2008, unless extended to a date no later than

May 5, 2008 (the "Expiration Date"). The Commencement Date through 5:00 p.m. New York time on the Expiration Date will constitute the subscription period (the "Subscription Period").

        2.     Per the terms of the Prospectus, the Company may extend the Expiration Date, thus extending the Subscription Period through such later Expiration Date. In such event the Company will give the Rights Agent one day's prior written notice of its intent to extend the Subscription Period.

        3.     Holders holding Common Stock as of the Record Date may purchase Common Stock pursuant to the Rights Offer at the subscription price per share defined in the Prospectus (the "Subscription Price").

ARTICLE III—DELIVERY OF RIGHTS OFFER MATERIAL

        1.     On or the Commencement Date, the Company will deliver to the Rights Agent sufficient copies of the Rights Offer Material (as defined below) and the addresses of each Holder.

        2.     Unless otherwise instructed in writing by the Company, within three business days of the Record Date the Rights Agent shall send or cause to be sent to each Holder as of the Record Date (i) a Prospectus, (ii) a Subscription Certificate, (iii) Instructions as Use of Subscription Certificates, (iv) Notice to Record Holders, (v) Notice to Brokers, Banks and Other Nominees, (vi) Notice to Beneficial Stockholders, (vii) a Beneficial Ownership Election Form, (viii) Form of Notice of Guaranteed Delivery, (ix) a Nominee Holder Over-Subscription Form, (x) Soliciting Dealer Agreement, and (xi) a return envelope addressed to the Rights Agent for use by such Holder (such material, collectively, the "Rights Offer Material"); provided, however, that the Rights Agent shall have no duty or obligation to verify or confirm whether such Rights Offer Material complies with any federal or state securities laws.

        3.     In the event that the Rights Offer Material is returned to the Rights Agent for any reason and a proper delivery thereof cannot be effected to a Holder, the Rights Agent shall hold such Rights Offer Material and the related Holder's right to purchase Common Stock under the Rights Offer will be treated as unexercised. The Rights Agent shall supply the Company with such information as the Company may request with respect to any Rights Offer Material that cannot be delivered to a Holder.

        4.     In the event that, prior to the Expiration Date, any Holder notifies the Rights Agent that the Rights Offer Material to which such Holder is entitled has not been delivered, or has been lost, stolen or destroyed, the Rights Agent will furnish to such Holder a copy of the Rights Offer Material. The Company agrees to supply the Rights Agent with sufficient copies of the Rights Offer Materials for such purposes.

ARTICLE IV—ACCEPTANCE OF SUBSCRIPTIONS

        1.     The Rights Agent is hereby authorized and directed to receive subscriptions for Common Stock on behalf of the Company throughout the Subscription Period. Any funds that the Rights Agent receives during the Subscription Period from Holders in respect of payments for Common Stock shall be deposited in an account at the Rights Agent that the Rights Agent designates solely for such purpose (the "Deposit Account") and such funds shall remain in the Deposit Account until they are distributed to the Company in accordance with Article VI, paragraph 1 hereof.

        As promptly as practicable after the Rights Agent receives each Holder's Instruction, the Rights Agent shall determine whether the Holder sending such Holder's Instruction has properly completed and executed such forms and will confirm with the Company that the Holder has submitted the correct payment for the Common Stock. If such form is not properly completed, is unexecuted or, if such Holder did not send the correct payment amount then the Rights Agent will send a notice to such Holder instructing such Holder to amend its Holder's Instruction or submit the proper payment amount, as the case may be. Except as set forth in paragraph 3 of this Article IV, if such Holder does not amend its Holder's Instruction or submit the proper payment amount, as the case may be, by the Expiration Date, such Holder's right to purchase Common Stock in the Rights Offer shall be deemed to be unexercised.

        Notwithstanding the foregoing, without further authorization from the Company, except where otherwise specified or as otherwise notified in writing by the Company prior to the Expiration Date, the following Holder's Instructions shall be deemed to be properly completed:

    (a)    any subscription with respect to which a Holder has failed to execute a Holder's Instruction in the manner provided by the terms thereof, provided that (1) the Holder has indicated on such Holder's Instruction or by written communication, the manner in which the Holder wishes to subscribe and (2) proper payment has been made by such Holder;

    (b)    any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the Holder, provided that (1) the Holder's Instruction submitted therewith has been duly executed by the Holder, (2) the Holder is the Holder to which such Holder's Instruction relates, (3) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank of New York and is otherwise in order, and (4) there is no evidence actually known to the Rights Agent indicating that such check was delivered to the Holder by the drawer thereof for any purpose other than the payment of the accompanying subscription;

    (c)    any subscription by a custodian on behalf of a minor which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the Holder, if the provisos set forth in clause (b) above are satisfied; or

    (d)    any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by a corporation, partnership or fiduciary other than the Holder, if the provisos set forth in clause (b) above are satisfied.

        2.     The Rights Agent is hereby authorized to accept subscriptions for shares of Common Stock on behalf of the Company (i) on the Expiration Date, (ii) after determining the total number of shares that a holder is entitled to purchase in the Rights Offer, pursuant to Article VI hereof, and (iii) upon the proper completion and execution of the Holder's Instruction, in accordance with the terms thereof and hereof.

        3.     The Rights Agent is authorized to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

    (a)    the shares to which the Holder's Instruction relates are registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such Holder provided that the shares purchased are to be issued in the name of such Holder;

    (b)    the shares to which the Holder's Instructions relates are registered in the name of a corporation and the Holder's Instruction has been executed by an officer of such corporation, provided that the shares purchased are to be issued in the name of such corporation;

    (c)    the Holder's Instruction has been executed by a bank, trust company, broker or other nominee as agent for the Holder to which such Holder's Instruction relates, provided that the shares purchased are to be issued in the name of such Holder; or

    (d)    the shares to which such Holder's Instructions relates are registered in the name of a decedent and the Holder's Instruction has been executed by a person who purports to act as the executor or administrator of such decedent's estate, provided that (1) the shares are to be issued in the name of such person as executor or administrator of such decedent's estate, (2) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank of New York and is otherwise in order, and (3) there is no evidence actually known to the Rights Agent indicating that such person is not the duly authorized representative which such person purports to be.

ARTICLE V—COORDINATION OF
PAYMENTS TO SOLICITING DEALERS

        The Rights Agent will perform all duties assigned to it in the Soliciting Dealer Agreements in the form as filed with Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-147185) (the "SDAs"), including but not limited to:

        1.     Collection of SDAs executed by qualified brokers or dealers who solicit subscriptions for the shares of Common Stock and who comply with the procedures described in the SDAs (collectively, "Participating Brokers and Dealers");

        2.     Determination, in the sole discretion of the Rights Agent, of all questions as to the form, validity and eligibility (including time of receipt) of SDAs from Participating Brokers and Dealers; and

        3.     Payment, pursuant to Article VII hereof, of Soliciting Fees (as defined in the SDA) to Participating Brokers and Dealers who have executed valid and eligible SDAs in connection with the Offer.

The Rights Agent will not be responsible for any obligations imposed upon it as a result of any amendment or changes to the form of SDAs referenced above.

ARTICLE VI—REPORTS BY THE RIGHTS AGENT

        1.     The Rights Agent will advise the Company by facsimile transmission (i) on the Commencement Date as to the total number of Holders and the total number of Common Stock outstanding; and (ii) daily during the Subscription Period as to (1) the total number of subscriptions for Common Stock pursuant to the Rights Offer that the Rights Agent has received (which have been properly completed and executed and for which the correct payment amount was received), (2) the aggregate amount of funds received by the Rights Agent in payment of such subscriptions and (3) the total number of Holders which the Rights Agent has notified pursuant to Article IV, paragraph 1 hereof that their Holder's Instruction was not properly completed or that the correct payment amount for the shares was not received.

        2.     Not later than 5 p.m. (New York City time) on the Expiration Date, the Rights Agent will advise the Company by facsimile transmission as to (i) the total number of shares subscribed for in the Rights Offer and the total number of shares represented thereby and (ii) the aggregate amount of funds received by the Rights Agent in payment of such subscriptions.

ARTICLE VII—PAYMENTS; SUBSCRIPTION PRICE AMOUNT

        1.     Promptly after the Expiration Date, the Company will deposit the shares underlying the Common Stock with its transfer agent, The Bank of New York, and will request that the transfer agent confirm such deposit with the Rights Agent. Once the Rights Agent receives confirmation that the shares have been deposited, the Rights Agent shall a) remit to Participating Brokers and Dealers all Solicitation Fees due under valid and eligible SDAs submitted to the Rights Agent (the "Aggregate Solicitation Fees"); and b) remit to the Company the remaining aggregate amount of funds held in the Deposit Account representing the Subscription Price for the Common Stock, less the Aggregate Solicitation Fees, via wire transfer according to the instructions provided on Annex A hereto.

ARTICLE VIII—ISSUANCE AND DELIVERY OF SHARES

        1.     Promptly after the Expiration Date, the Rights Agent will mail or deliver a statement indicating a book-entry interest relating to such shares subscribed for to each Holder and will use reasonable efforts to cause the book-entry interests to be recorded on the share register maintained by the Company's transfer agent.

ARTICLE IX—LIMITATIONS OF DUTIES

        1.     The Rights Agent shall have no duties or obligations other than those specifically set forth herein, including any duties or obligations under any other agreement, and no implied duties or obligations shall be read into this Agreement or the SDAs against the Rights Agent.

        2.     The Rights Agent makes no, and will not be deemed to have made, any representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any shares, Subscription Forms or other documents deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents.

        3.     The Rights Agent may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Rights Agent in connection with this Agreement or the SDAs and believed by it to be genuine and to have been signed by the proper party or parties.

        4.     The Rights Agent may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions of officers of the Company with respect to any matter relating to the Rights Agent covered by this Agreement (or supplementing or qualifying any such actions) or the SDA.

        5.     The Rights Agent shall not be obligated to take any legal action under this Agreement or the SDAs which might in the Rights Agent's judgment involve any expense or liability, unless the Rights Agent shall have been furnished with indemnity satisfactory to the Rights Agent.

        6.     The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement, the SDA, the Subscription Form or any other Rights Offer Materials or be required to verify the same; and may rely upon and comply with, and shall be fully indemnified and held harmless for relying upon and complying with, any Subscription Form or other Rights Offer Material, certificate, instrument, opinion of counsel, notice, letter, telegram, records, or other document or security delivered to it in connection with this Agreement or the SDA.

        7.     The Rights Agent may consult with legal counsel for the Company or its own counsel (which may be in-house counsel) and rely upon any opinion of such counsel, and shall have no liability in respect of any action taken, omitted or suffered by the Rights Agent under this Agreement or the SDAs in reliance upon, and in accordance with, any such opinion.

        8.     The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties under this Agreement or the SDAs from the Company, and to apply to the Company for advice or instructions in connection with its duties, and it shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent under this Agreement or the SDAs and the date on/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date the Company actually receives such application, unless the Company shall have consented in writing to any earlier date) unless prior to taking, suffering or omitting to take any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted to be taken. In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or documents received by the Rights Agent in connection with this Agreement or the SDA, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action unless the Rights Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent, provided that the Rights Agent provides prior written notice to the Company of such ambiguity or uncertainty and its intention to refrain from taking such action.

        9.     The Rights Agent shall escheat any property held by the Rights Agent in accordance with applicable law.

        10.   In connection with the provision of services under this Agreement and the SDA, the Customer may direct the Rights Agent to release information, including non-public personal information ("NPPI"), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder, including but not limited to Regulation P of the Board of Governors of the Federal Reserve, to agents or other third party service providers, including, without limitation, broker/dealers, custodians, and depositories. In addition to the foregoing, Customer consents to the release of information, including NPPI, to one or more providers of escheatment services for the purpose of escheatment of unclaimed funds in accordance with the laws of the various states. The Rights Agent shall not incur any liability for the release of information in accordance with the foregoing provisions; and to the extent the Rights Agent incurs any liability as a result of such release of information, the Customer shall indemnify and hold the Rights Agent harmless in accordance with Article XI, Paragraph 2, it being understood that the release of such information shall not constitute gross negligence or willful misconduct.

ARTICLE X—COMPENSATION; PAYMENT OF EXPENSES

        1.     In consideration for the services rendered herein, the Company agrees to pay to the Rights Agent such compensation as shall be agreed in writing between the Company and the Rights Agent for all services rendered by it in connection with this Agreement or the SDAs and, from time to time, on demand of the Rights Agent, its reasonable other service expenses and counsel fees and other reasonable disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties under this Agreement and the SDA.

        2.     No provision of this Agreement shall require the Rights Agent to expend or risk the Rights Agent's own funds or otherwise incur any financial liability in the performance of any of the Rights Agent's duties under this Agreement or the SDAs or in the exercise of the Rights Agent's rights.

ARTICLE XI—TERMINATION OF AGENCY

        1.     Unless terminated earlier by the parties hereto, this Agreement shall terminate ten (10) business days after the Closing Date (the "Termination Date"), written notice of which shall be provided to the Rights Agent. On the business day following the Termination Date, the Rights Agent shall deliver to the Company any Rights Offer entitlements, if any, held by the Rights Agent under this Agreement. The Rights Agent's right to be reimbursed for fees, charges and other service expenses as provided in Article X paragraph 1 above and the indemnification provisions of Article XI below shall survive the termination of this Agreement or the resignation, removal or replacement of the Rights Agent under the terms hereof.

ARTICLE XII—LIMITATION OF LIABILITY; INDEMNIFICATION

        1.     The Rights Agent shall not be liable for any Losses (as defined below) or action taken, suffered or omitted to be taken or for any loss or injury resulting from its actions or performance or lack of performance of its duties under this Agreement or the SDAs in the absence of gross negligence or willful misconduct on its part (each as determined by a final nonappealable order of a court of competent jurisdiction). In no event shall the Rights Agent be liable for (i) acting in accordance with the instructions from the Company, (ii) special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage, or (iii) any Losses due to forces beyond the control of the Rights Agent, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. Any liability of the Rights

Agent under this Agreement or the SDAs will be limited to the amount of annual fees paid by the Company to the Rights Agent.

        2.     The Company shall be liable for and shall indemnify and hold harmless the Rights Agent, its directors, employees, agents and affiliates against any and all claims, losses, liabilities, damages, expenses or judgments (including attorney's fees and expenses) (collectively referred to herein as "Losses") arising from or in connection with this Agreement or the SDAs or the performance of the Rights Agent's duties under this Agreement or the SDA, the enforcement of this Agreement or the SDAs and disputes between the parties hereto and thereto; provided, however, that nothing contained herein shall require that the Rights Agent be indemnified for its gross negligence, bad faith or willful misconduct (each as determined by a final nonappealable order of a court of competent jurisdiction). The provisions of this Article XII shall survive termination of this Agreement or the resignation, removal or replacement of the Rights Agent under the terms hereof.

ARTICLE XIII—MISCELLANEOUS

        1.     Notices.    All reports, notices and other communications required or permitted to be given hereunder shall be addressed to the following on behalf of the respective parties hereto and delivered by hand, by courier or by first-class mail, postage prepaid, or by telecopy promptly confirmed in writing, as follows or to such other address as may be specified in writing form time to time:

  To the Company:

  Gladstone Investment Corporation
  1521 Westbranch Drive, Suite 200
  McLean, VA 22102
  Attn: Kevin Cheetham

  To the Rights Agent:

  The Bank of New York
  Reorganization Services
  480 Washington Boulevard
  Jersey City, NJ 07310
  Attn: Stephen Gilbert

        2.     Confidentiality.    All information as to the Rights Offer shall be held by the Rights Agent and its offices, employees, representatives and agents in strict confidence and shall be disclosed only as required by law, regulation or any judicial, regulatory or administrative authority, including, for the avoidance of doubt, any banking or regulatory agency with jurisdiction over the Rights Agent.

        3.     Customer Identification Program.    Customer acknowledges that the Rights Agent is subject to the customer identification program ("Customer Identification Program") requirements under the USA PATRIOT Act and its implementing regulations, and that the Rights Agent must obtain, verify and record information that allows the Rights Agent to identify Customer. Accordingly, prior to opening an account hereunder the Rights Agent may request information (including but not limited to the Customer's name, physical address, tax identification number and other information) that will help the Rights Agent to identify the organization such as organizational documents, certificate of good standing, license to do business, or any other information that will allow the Rights Agent to identify Customer. Customer agrees that the Rights Agent cannot open an account hereunder unless and until the Rights Agent verifies Customer's identity in accordance with its Customer Identification Program.

        4.     Assignment.    This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party; and provided, further, that (a) the foregoing proviso shall not apply to assignments by the Rights Agent to an affiliate or subsidiary of the Rights Agent and (b) any reorganization, merger, consolidation, sale of assets or other form of business combination by the Rights Agent shall not be deemed to constitute an assignment of this Agreement.

        5.     Headings.    The Article and Paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

        6.     Entire Agreement; Amendment.    This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto. References to any other document or agreement shall not incorporate by reference such other document or agreement into this Agreement and shall not impose any duties or responsibilities, obligations or liabilities on the Rights Agent under such other document or agreement. Except as otherwise specifically provided herein, this Agreement may be amended only by an instrument in writing duly executed by both parties hereto.

        7.     Governing Law; Jurisdiction; Certain Waivers.

        (a)    This Agreement and the Rights Agent's duties under the SDAs shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. All actions and proceedings brought by the Rights Agent relating to or arising from, directly or indirectly, this Agreement or the SDAs may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder; and hereby waives the right to a trial by jury in any action or proceeding with the Rights Agent. All actions and proceedings brought by the Company against the Rights Agent relating to or arising from, directly or indirectly, this Agreement or the SDAs shall be litigated only in courts located within the State of New York.

        (b)    The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

        8.     Rights and Remedies.    The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude or inhibit the subsequent exercise of such right or remedy.

        9.     Representations and Warranties.    The Company hereby represents, warrants and covenants that:

    (a)    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

    (b)    This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, all rights and Common Stock to be issued and delivered hereunder have been registered with the Securities and Exchange Commission and all transactions contemplated by this Agreement are in compliance with, and not in violation of, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

        10.   Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, GLADSTONE INVESTMENT CORPORATION and THE BANK OF NEW YORK have duly executed this agreement as of the day and year first set forth above.

GLADSTONE INVESTMENT CORPORATION
By:	/s/ MARK PERRIGO
THE BANK OF NEW YORK, as Rights Agent
By:	/s/ STEPHEN GILBERT

Annex A

Wire Transfer Instructions for the Account of Gladstone Investment Corporation

Bank: The Bank of New York
Account #: 294308
ABA #: 021-000-018
Account Name: Gladstone Investment Corporation

Contacts for Confirmation of Receipt of Funds:

Mark Perrigo
Chief Financial Officer
(703) 287-5860
 mark.perrigo@gladstonecompanies.com

Gary Gerson
Treasurer
(703) 287-5855
 gary.gerson@gladstonecompanies.com

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  Exhibit 2.k.7
RIGHTS AGENCY AGREEMENT
ARTICLE I—APPOINTMENT OF THE RIGHTS AGENT
ARTICLE II—TERMS OF RIGHTS OFFER
ARTICLE III—DELIVERY OF RIGHTS OFFER MATERIAL
ARTICLE IV—ACCEPTANCE OF SUBSCRIPTIONS
ARTICLE V—COORDINATION OF PAYMENTS TO SOLICITING DEALERS
ARTICLE VI—REPORTS BY THE RIGHTS AGENT
ARTICLE VII—PAYMENTS; SUBSCRIPTION PRICE AMOUNT
ARTICLE VIII—ISSUANCE AND DELIVERY OF SHARES
ARTICLE IX—LIMITATIONS OF DUTIES
ARTICLE X—COMPENSATION; PAYMENT OF EXPENSES
ARTICLE XI—TERMINATION OF AGENCY
ARTICLE XII—LIMITATION OF LIABILITY; INDEMNIFICATION
ARTICLE XIII—MISCELLANEOUS
Annex A